Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-93703) on Form S-8 of First Data Corporation of our report dated June 26, 2006, pertaining to the financial statements and supplemental schedule of the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees as of December 31, 2005 and 2004 and for the year ended December 31, 2005 appearing in this Annual Report on Form 11-K of Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 26, 2006